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RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet	Tim Grace
Vice President & CFO	Analyst Inquiries	Media Inquiries
(605) 336-2750	(312) 640-6672	(312) 640-6667
FOR IMMEDIATE RELEASE
WEDNESDAY, NOVEMBER 19, 2008
RAVEN INDUSTRIES ANNOUNCES
HIGHER SALES AND EARNINGS FOR THIRD QUARTER
SIOUX FALLS, SD—November 19, 2008—Raven Industries, Inc. (RAVN: NasdaqNGS) today reported strong demand for Flow Controls Division products lifted revenues and earnings to new highs for the third quarter and year-to-date ended October 31, 2008.
Flow Controls Leads Improved Results for Three and Nine Months
Sales for the third quarter grew 22 percent to $75.5 million compared with $61.8 million at this time last year. While Flow Controls continued to be the largest contributor to growth, Engineered Films and Aerostar also experienced double-digit percentage increases in revenues. Net income for the latest three months, at $8.4 million, or 46 cents per diluted share, rose 13 percent from $7.4 million, or 41 cents per diluted share, for the third quarter one year earlier.
For the nine months, sales of $220.0 million represented a 25 percent improvement from last year’s $175.6 million. Net income for the year-to-date expanded 20 percent to $26.1 million, or $1.44 per diluted share, versus $21.8 million, or $1.20 per diluted share.
“The third quarter represented a continuation of the trends we saw in our first and second quarters,” said Ronald M. Moquist, chief executive officer. “Flow Controls resellers and customers remained optimistic through the third quarter as demand for our products continued to be driven by the need to enhance grower efficiency in the face of lower crop prices. Operating margin growth at Aerostar came as this business continued to execute on contracts for protective wear. The combination of stronger earnings at these two operations once again more than made up for lower operating profit at Engineered Films and Electronic Systems, which still face soft and highly competitive construction and home-improvement markets.”
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

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Higher Revenues, Lower Profits at Engineered Films
Engineered Films Division saw 23 percent growth in third quarter sales, to $26.8 million from $21.8 million at this time last year. This primarily reflected an increase in volume rather than higher selling prices. Operating income, at $3.7 million, was down 7 percent compared with $4.0 million for last year’s three months.
Revenues for the year-to-date were $75.3 million, a 16 percent improvement over $65.1 million at this time last year. Operating earnings of $11.1 million were off 22 percent from the $14.3 million seen in last year’s nine months as increased raw material costs outstripped the division’s ability to raise prices.
“Engineered Films’ quarterly revenues again reflected high levels of demand from the oil and gas industry, particularly for pit and pond liners, and geomembranes,” Moquist stated. “We also have had good success with our new FeedFresh™ silage cover, with its unique oxygen barrier that prevents spoilage. Our long-term direction for this operation is to invest in new products made possible by the capacity expansion we completed last year, to keep tight control of costs and capital expenditures, and to manage raw material inventories in a volatile resin market.”
U.S. and International Growth at Flow Controls
For the quarter, sales at the Flow Controls Division expanded 61 percent from a year ago, to $25.9 million versus $16.1 million. This resulted from strong shipments to international markets as well as in the U.S. A 64 percent increase occurred in operating income, to $8.0 million from last year’s $4.9 million.
Year-to-date revenues were up 75 percent, reaching $83.5 million from $47.7 million. International sales accounted for 18 percent of revenues during this period, and increased by 91 percent versus last year’s nine months. Operating income nearly doubled, to $28.6 million compared with $14.6 million at this time last year.
“Third quarter revenues remained strong,” said Moquist. “While all our products performed well during the quarter, our field computers showed the highest growth in demand based on their ability to lower input costs by improving accuracy and control in virtually every production area. This quarter, we introduced the Switch Pro™ control console, which provides product control and boom section control to customers that want to upgrade from their existing SCS spray consoles to our field computers more easily. We strive to lead the market with new advances in precision ag technology.”
Lower Results at Electronic Systems
Electronic Systems Division sales for the third quarter were $17.9 million compared with $20.3 million, off 12 percent. Operating income, at $1.8 million, decreased 49 percent from $3.5 million for last year’s three months.
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Sales for the nine months were down 11 percent, to $45.9 million versus $51.5 million a year ago. Operating income was $3.7 million versus $8.4 million for last year’s nine months, a 56 percent reduction.
“The trends that have been leading to lower earnings in this business all year are still present,” said Moquist. “These include lower levels of new home construction and home improvements negatively affecting our bed-control deliveries, and the loss of a significant account through an acquisition. In addition, in the third quarter we faced a tough comparison with a particularly strong period a year ago. But we are making progress here. We consolidated two manufacturing facilities and continued to provide circuit board assemblies to ease capacity constraints at Flow Controls. As a result, we are beginning to see some sequential improvement in operating margins: to 10.0 percent for the third quarter, from 8.4 percent in the second, and 4.8 percent in the first.”
Continued Improvement at Aerostar
Aerostar’s revenues reached $5.4 million in the latest three months versus $3.8 million at this time last year, a 42 percent improvement. Operating income tripled, reaching $912,000 compared to $299,000 for the year-ago quarter.
For the year-to-date, sales rose to $17.0 million from last year’s $11.7 million, a 45 percent increase. Operating income of $2.4 million was up nearly three times from $817,000 for the nine months a year ago.
“Most of the third-quarter increase came from sales of protective wear,” Moquist explained. “This more than offset a delay in shipments of MC-6 parachutes to the Army, which resumed in November.”
Balance Sheet, Cash Flows, Remain Strong
On October 31, 2008, cash and investment balances were $31.2 million, up from $23.3 million on that date a year ago. The $7.9 million increase reflected continued solid cash flows from operations and modest capital spending.
“We are committed to returning excess cash flow to shareholders through share repurchases or a special dividend,” said Moquist. “As a result, we paid a special dividend of $22.5 million, or $1.25 per share, after the close of our third quarter on November 14—in addition to our regular third quarter dividend of 13 cents per share. After both activities, we still had healthy cash and investment balances of more than $8 million.”
Accounts receivable, at $44.3 million, were 26 percent higher than $35.1 million a year ago, due to stronger sales levels. Inventory was $40.5 million versus $32.3 million at the end of last year’s third quarter. The 25 percent increase resulted from growth at Flow Controls, higher plastic resin prices for Engineered Films, and the delayed Aerostar parachute shipments.
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Operating cash flows for the year-to-date reached $26.6 million, an 11 percent improvement over $23.9 million a year ago. Capital expenditures were a $5.6 million use of cash versus $5.1 million one year earlier. For the entire fiscal year, capital expenditures are expected to be in the $8-9 million range.
The company suspended its share repurchase program during the quarter, in favor of the special dividend. As a result, share repurchases to date this year totaled 161,000 for $5.2 million. Regular quarterly dividends of $7.0 million through the nine months represented an 18 percent increase over the same period in 2007.
Record Year Expected
“The demand for Flow Controls’ products in the fourth quarter remains strong, but we expect this division’s sales growth rate will come down from the unsustainable level seen in the third quarter,” Moquist commented. “While crop prices have moderated from their earlier highs this year, growers in the U.S., Canada, South America, Europe and Australia are still interested in reaping the benefits of the precision approach to agriculture that we offer. The environment is uncertain for Engineered Films. Over 40 percent of our third quarter sales came from the oil and gas industry. With softening oil prices, we have seen orders slow down in the fourth quarter. We have reduced staffing levels in this division by 42 employees due to the drop in demand. However, lower selling prices in a competitive marketplace could offset our operational efficiency and expense control efforts.
“We have lowered the cost base at Electronic Systems,” Moquist continued. “The loss of a key account will continue to affect results through the fourth quarter, so comparisons are not expected to look better for Electronic Systems until next year. Aerostar should have an excellent fourth quarter, as the parachute orders delayed in the third quarter will ship in the current one. We also look forward to additional sales of tethered aerostats in the coming quarters.
“All of these factors should combine to give us relatively flat sales and net income for the fourth quarter, leading us to another record year. Our plans for the new fiscal year recognize that it will be a difficult period, and that we are not immune to an economic recession. For that reason, we continue to focus on cost, quality and new products to drive results. In addition, our strong operating discipline and balance sheet put us in a better position than most companies to succeed in tough times,” Moquist concluded.
About Raven Industries, Inc.
Raven is an industrial manufacturer that provides electronic precision-agriculture products, reinforced plastic sheeting, electronics manufacturing services, and specialty aerostats and sewn products to niche markets.
Conference Call Information
Raven has scheduled a conference call Thursday, November 20 at 3:00 p.m. Eastern Time to discuss its third quarter performance and related trends in its business. Interested investors are
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invited to listen to the call by visiting the company’s Web site at www.ravenind.com, or www.vcall.com, a few minutes before the call to download the necessary software.
In addition, a taped rebroadcast will be available beginning one hour after the call ends, and will continue through November 27, 2008. To access the rebroadcast, dial 888-203-1112 and enter this passcode: 5285245. A replay of the call will also be available at www.ravenind.com for 90 days.
Forward-looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words, “anticipates,” “believes,” “expects,” ”intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company’s primary markets, such as agriculture, construction and oil and gas well drilling; or changes in competition, raw material availability, technology or relationships with the company’s largest customers—any of which could adversely affect any of the company’s product lines, as well as other risks described in Raven’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.
For more information on Raven Industries, please visit www.ravenind.com.
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended October 31			Nine Months Ended October 31
			Fav (Unfav)			Fav (Unfav)
	2008	2007	Change	2008	2007	Change
Net sales	$75,538	$61,842	22%	$219,982	$175,598	25%
Cost of goods sold	57,537	46,543		164,180	129,518

Gross profit	18,001	15,299	18%	55,802	46,080	21%

Selling, general and administrative expenses	5,630	4,359		16,478	13,759

Operating income	12,371	10,940	13%	39,324	32,321	22%

Interest income and other, net	(177)	(314)		(471)	(815)

Income before income taxes	12,548	11,254	11%	39,795	33,136	20%

Income taxes	4,163	3,856		13,713	11,355

Net income	$8,385	$7,398	13%	$26,082	$21,781	20%

Net income per common share:
-basic	$0.47	$0.41	15%	$1.44	$1.20	20%
-diluted	$0.46	$0.41	12%	$1.44	$1.20	20%

Weighted average common shares outstanding:
-basic	18,018	18,118		18,051	18,099
-diluted	18,073	18,241		18,105	18,203
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended October 31			Nine Months Ended October 31
			Fav (Unfav)			Fav (Unfav)
	2008	2007	Change	2008	2007	Change
Net Sales:
Engineered Films	$26,829	$21,803	23%	$75,338	$65,127	16%
Flow Controls	25,892	16,081	61%	83,454	47,696	75%
Electronic Systems	17,915	20,308	(12)%	45,933	51,487	(11)%
Aerostar	5,444	3,827	42%	17,010	11,726	45%
Intersegment Eliminations	(542)	(177)		(1,753)	(438)

Total Company	$75,538	$61,842	22%	$219,982	$175,598	25%

Operating Income (Loss):
Engineered Films	$3,718	$3,992	(7)%	$11,097	$14,293	(22)%
Flow Controls	8,022	4,889	64%	28,628	14,598	96%
Electronic Systems	1,804	3,528	(49)%	3,683	8,421	(56)%
Aerostar	912	299	205%	2,436	817	198%
Intersegment Eliminations	(8)	17		(11)	(36)

Total Segment Income	14,448	12,725		45,833	38,093
Corporate Expenses	(2,077)	(1,785)	(16)%	(6,509)	(5,772)	(13)%

Total Company	$12,371	$10,940	13%	$39,324	$32,321	22%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	October 31	January 31	October 31
	2008	2008	2007
ASSETS
Cash, cash equivalents and short-term investments	$31,194	$22,772	$23,274
Accounts receivable, net	44,307	36,538	35,119
Inventories	40,493	36,529	32,296
Other current assets	5,477	5,030	3,984

Total current assets	121,471	100,869	94,673

Property, plant and equipment, net	35,539	35,743	36,220
Other assets, net	10,905	11,249	11,310

	$167,915	$147,861	$142,203

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$11,365	$8,374	$8,174
Dividend payable	22,510	—	—
Accrued and other liabilities	15,551	13,734	12,588

Total current liabilities	49,426	22,108	20,762

Other liabilities	8,142	7,478	7,143
Shareholders’ equity	110,347	118,275	114,298

	$167,915	$147,861	$142,203

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Nine Months Ended October 31
	2008	2007
Cash flows from operating activities
Net income	$26,082	$21,781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,705	5,265
Deferred income taxes	21	(703)
Other operating activities, net	(5,239)	(2,413)

Net cash provided by operating activities	26,569	23,930

Cash flows from investing activities
Capital expenditures	(5,639)	(5,139)
Other investing activities, net	1,177	(315)

Net cash used in investing activities	(4,462)	(5,454)

Cash flows from financing activities
Dividends paid	(7,032)	(5,972)
Purchase of treasury stock	(5,180)	(282)
Other financing activities, net	93	242

Net cash used in financing activities	(12,119)	(6,012)

Effect of exchange rate changes on cash	(66)	27

Net increase in cash and cash equivalents	9,922	12,491
Cash and cash equivalents at beginning of period	21,272	6,783

Cash and cash equivalents at end of period	31,194	19,274
Short-term investments	—	4,000

Cash, cash equivalents and short-term investments	$31,194	$23,274